Exhibit 23.6

[PlantRetail letterhead]

DeMandTec, Inc.
Mr. Michael McAdam
General Counsel
1 Circle Star Way, Suite 200
San Carlos, CA 94070
USA

9th July, 2007

Consent to reference the report of Planet Retail

Dear Mr. McAdam,

We hereby consent to the inclusion in the registration statement on Form S-1 of DemandTec, Inc. (the “Company”) for the registration of shares of its common stock and any amendment thereto (the “Registration Statement”) of references to our web-based report of national retailer statistics (the “Report”) and to references to our firm’s name therein. In giving such consent, we represent that, to our knowledge, the statements made in such Report are accurate and fairly present the matters referred to therein.

Yours sincerely,

/s/  Valérie Blouin

Valérie Blouin
Managing Director